Exhibit 3.4

FIRST AMENDMENT TO
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

EPE HOLDINGS, LLC

A Delaware Limited Liability Company

THIS FIRST AMENDMENT (this “Amendment”) TO FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “LLC Agreement”) of EPE HOLDINGS, LLC, a Delaware limited liability company (the “Company”), executed effective as of November 23, 2010 (the “Effective Date”), is adopted, executed and agreed to by Dan Duncan LLC, a Texas limited liability company (“DD LLC”), as the sole Member of the Company.  Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

RECITALS

WHEREAS, Section 13.04 of the LLC Agreement provides that the LLC Agreement may be amended or restated only by a written instrument executed by all Members provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Organizational Certificate and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; and

WHEREAS, DD LLC is the sole Member of the Company; and

WHEREAS, in accordance with Sections 18-102 and 18-202 of the Limited Liability Company Act of the State of Delaware, DD LLC has filed with the Secretary of State of the State of Delaware a certificate of amendment to the certificate of formation of the Company.

NOW THEREFORE, DD LLC does hereby amend the LLC Agreement effective as of the Effective Date as follows:

Section 1.                      Amendments

(a)           Section 2.02.  Section 2.02 is hereby amended and restated as follows:

“2.02           Name.  The name of the Company is “Enterprise Products Holdings LLC” and all company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

IN WITNESS WHEREOF, this First Amendment to Fourth Amended and Restated Limited Liability Company Agreement has been duly executed as of the date first above written.

DAN DUNCAN LLC
By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	Manager